Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Option and Incentive Plan of EPIX Pharmaceuticals, Inc. of our reports dated March 13, 2008, with respect to the consolidated financial statements of EPIX Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of EPIX Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 19, 2008